UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. __ )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted
☒	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to Rule 14a-12

KENEXA CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KENEXA CORPORATION
650 East Swedesford Road, Second Floor
Wayne, Pennsylvania 19087

SUPPLEMENT TO THE PROXY STATEMENT
dated April 4, 2011

On April 4, 2011, Kenexa Corporation (the “Company”) filed a proxy statement (as amended and restated on April 8, 2011 and as supplemented on May 5, 2011, the “Proxy Statement”) for its 2011 annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2011, at 8:00 a.m. (local time), at Pepper Hamilton LLP, Eighteenth and Arch Streets, 3000 Two Logan Square, Philadelphia, PA 19103-2799, and at any adjournment(s) or postponement(s) of the Annual Meeting.

Included in the Proxy Statement as Proposal No. 2 is a proposal to amend the Company’s 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares of our common stock available for issuance by 3,200,000 shares (the “Amendment”).  A copy of the Plan, as amended by the Amendment, is set forth as Appendix A to the Proxy Statement.  Shareholders may access, view and download the Proxy Statement, including the full text of the Plan included as Appendix A to the Proxy Statement, and this Supplement over the Internet at http://www.kenexa.com/Investor-Relations/Annual-Reports.

On May 1, 2011, Institutional Shareholder Services Inc., a provider of proxy advisory and corporate governance solutions to institutional investors, recommended that their clients vote against this proposal (the “ISS Recommendation”). In response to the ISS Recommendation, the Company’s Board of Directors approved a revision to the Amendment to reduce the number of shares to be added to the Plan to 1,900,000 shares (the “Modified Amendment”).  If the Modified Amendment is approved by the Company’s shareholders, the maximum aggregate number of shares that may be issued under the Plan will be 6,742,910, instead of 8,042,910 shares as originally proposed.  The reduced number of shares available for issuance under the Plan will reduce the potential dilutive impact of the Plan to shareholders compared to the original proposal. Other than the change described above, all other terms of the Amendment will remain as described in the Proxy Statement.

The Plan, as amended by the Modified Amendment, will be presented for shareholder approval at the Annual Meeting and its effectiveness remains conditioned on the receipt of such approval. If a shareholder returns his or her proxy card at any time (either prior to or after the date of this Supplement) indicating a vote in favor of Proposal No. 2, such vote will constitute a vote in favor of such Proposal, as amended by this Supplement.

If you have already returned your properly executed proxy card or voting instruction card in the form accompanying the Proxy Statement, voted by telephone or voted on the Internet, you retain the power to revoke your proxy or change your vote. If you are a shareholder of record, you can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Secretary or Assistant Secretary, 650 East Swedesford Road, Second Floor, Wayne, Pennsylvania 19087, specifying such revocation. You may also change your vote by timely delivery of a later-dated vote by telephone or on the Internet, or by voting by ballot at the Annual Meeting.  If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and submitting a later dated voting instruction card. If you would like a new proxy or have any questions, you should contact us at (610) 971-9171 or investorrelations@kenexa.com. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

May 10, 2011